EXHIBIT 99.1
Atlas Financial Holdings 2012 Premium Guidance

Chicago, Illinois - January 17, 2013 - Atlas Financial Holdings, Inc. (TSX.V: AFH) (“Atlas” or the “Company”) today provided guidance regarding fourth quarter and full year 2012 premium for its operating subsidiaries American Country Insurance Company and American Service Insurance Company, Inc.

Gross premium written for the three months ended December 31, 2012 is expected to be approximately $10.7 million, representing a 17.8% increase relative to the three month period ended December 31, 2011. The expected increase in our gross premium written as compared to the prior year is primarily attributable to an increase in our commercial auto gross premium written as a result of the strategic focus on these core lines of business, coupled with our recent geographic expansion and positive response from new and existing agents. Gross premium written related to our core commercial automobile line of business is expected to be approximately $9.5 million for the three month period ended December 31, 2012, representing a 121.7% increase relative to the three month period ended December 31, 2011. Gross premium written for the three months ended December 31, 2012 is expected to be 54.2% less than the prior quarter due to the seasonal nature of our business.

Net premium earned for the three months ended December 31, 2012 is expected to be approximately $11.9 million, representing a 31.2% increase relative to the three month period ended December 31, 2011 and a 9.0% increase relative to the prior quarter. The expected increase in net premium earned is related primarily to the increase in commercial auto gross premium written during 2012.

For the full year, gross premium written is expected to be approximately $55.0 million, up from $42.0 million in 2011, and net premium earned is expected to be approximately $38.7 million, up from $35.7 million in 2011. We expect our core commercial automobile lines of business will account for 91.8% of gross premium written in 2012, compared to 44.7% of our gross premium written in 2011. In 2012, the gross premium written from our core commercial automobile lines is expected to increase by 169.0% relative to 2011.

We have not yet finalized our financial statement close process for the three month period ended December 31, 2012 and our independent auditors have not yet completed their year-end audit. The financial data for the three month period ended December 31, 2012 presented herein are preliminary, based upon our estimates and subject to the completion of our financial statement close process and year-end audit. This summary is not a comprehensive statement of our financial results for this period. Important factors that could cause actual results to differ materially from our preliminary estimates are set forth under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

About Atlas Financial Holdings, Inc.

The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company and American Service Insurance Company, Inc. Effective January 1, 2013, Atlas acquired a third operating insurance subsidiary, Gateway Insurance Company. Atlas' insurance subsidiaries have decades of experience with a commitment to being an industry leader in these specialized areas of insurance.

Forward-looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the "Risk Factors" section of the Company's Form 10-K for the year ended December 31, 2011 . No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:
At the Company                            Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

Terry Downs, AE
212-836-9615
tdowns@equityny.com

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